Exhibit 10.2

Dated 11th December 2012

(1)	Landlord: AIG PROPERTY COMPANY LIMITED

(2)	Tenant: HUBSPOT IRELAND LIMITED

LEASE

Part Second Floor

30 North Wall Quay

IFSC

Dublin 1

ARTHUR COX

DUBLIN

TABLE OF CONTENTS

1	DEFINITIONS		1
2	INTERPRETATION		5
3	DEMISED PREMISES AND RENTS		5
4	TENANT’S COVENANTS		6
	4.1	Payments	6
	4.2	Interest	6
	4.3	Outgoings	7
	4.4	Repairs	7
	4.5	Cleaning and Decoration	8
	4.6	Yield Up	8
	4.7	Landlord’s Right to Enter	9
	4.8	To Comply With Notices	9
	4.9	Nuisance and Dangerous Materials	9
	4.10	Structure and Services	10
	4.11	Use Restrictions	10
	4.12	Use	11
	4.13	Alterations	11
	4.14	Alienation	12
	4.15	Disclosure Of Information	16
	4.16	Costs	16
	4.17	Compliance with Laws	17
	4.18	Planning Acts, Public Health Acts and Building Control Act	17
	4.19	Statutory Notices	18
	4.20	Fire and Security Systems	18
	4.21	Encroachments and Easements	18
	4.22	Disposal of Refuse	19
	4.23	Signs and Advertisements	19
	4.24	Insurance and Indemnity	19
	4.25	Compliance with Services Rules and Regulations	20
	4.26	VAT	20
	4.27	Company Registration	21
5	LANDLORD’S COVENANTS		21
	5.1	Quiet Enjoyment	21
	5.2	Insurance	21
	5.3	Reinstatement	22
	5.4	Provision of Services	23
6	PROVISOS AND AGREEMENTS		23
	6.1	Forfeiture	23
	6.2	Suspension of Rent	24
	6.3	Waiver of 1860 Act Surrender	25
	6.4	No Implied Easements	25
	6.5	Release of Landlord	25
	6.6	No Warranty as to User	25
	6.7	Representations	25
	6.8	Covenants Relating to the Building and the Adjoining Property	25
	6.9	Effect of Waiver	26
	6.10	Notices	26
	6.12	Applicable Law	26
	6.13	Superior Lease	27
7	STATUTORY CERTIFICATES		27

SCHEDULE 1			28
The Demised Premises			28

SCHEDULE 2	29
Easement rights and privileges granted	29

SCHEDULE 3	30
Exceptions and Reservations	30

SCHEDULE 4	32
Rent reviews	32

SCHEDULE 5	36
Services
Part I	36
Part II	39
Part III	40

THIS LEASE dated 11th December 2012

BETWEEN:

(1)	AIG PROPERTY COMPANY LIMITED a company incorporated under the laws of Ireland (registration number 127010) having its registered office at 30 North Wall Quay, IFSC, Dublin 1 (the “Landlord”); and

(2)	HUBSPOT IRELAND LIMITED a company incorporated under the laws of Ireland (registration number 515723) having its registered office at C/O Brown Rudnick, Alexandra House, Ballsbridge, Dublin 4 (the “Tenant”).

THIS LEASE PROVIDES as follows:

1.	DEFINITIONS

In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

“1860 Act” and “1881 Act” mean respectively the Landlord and Tenant Law, Amendment Act, Ireland, 1860, and the Conveyancing Act, 1881;

“Adjoining Property” means any land or buildings adjoining or neighbouring the Building and any other premises in the vicinity which the Landlord or any person connected to the Landlord now owns or acquires during the Term and for the avoidance of doubt does not include the Building;

“Base Rate” means on each occasion when the same falls to be calculated the Prescribed Rate less five per cent;

“Building” means 30 North Wall Quay, IFSC, Dublin 1, which is shown for identification purposes only outlined in red on Plan Number 1 annexed hereto;

“Building Control Act” means the Building Control Acts 1990 and 2007;

“Car Spaces” means the four car spaces referred to in paragraph 4 of Schedule 2 which shall be included in the definition of “Demised Premises” for the purposes of Schedule 1 and are shown outlined in red for identification purposes only on Plan Number 3 annexed hereto;

“Common Areas” means the pedestrian ways, forecourts, entrance halls, corridors, loading bays, servicing areas, lobbies, landings, lift shafts, lifts, walks, passages, stairs, staircases, washrooms, toilets and any other areas or amenities in the Building or within the curtilage thereof which are or may from time to time during the Term be provided by the Landlord for the common use and enjoyment of the tenants and occupiers of the Building or any of them excluding the Lettable Areas PROVIDED ALWAYS that if the Landlord shall cause or permit any alterations in the Building which shall in any way alter the area or location of the Common Areas or any part thereof then the definition of Common Areas shall as and where necessary be modified accordingly;

“Conduits” means all sewers, drains, soakaways, pipes, gullies, gutters, ducts, mains, watercourses, channels, subways, wires, shafts, cables, flues and other transmission or conducting media and installations (including all fixings, covers, cowls, louvers and other ancillary apparatus) of whatsoever nature or kind or any of them;

“Demised Premises” means the premises described in Schedule 1;

“Decoration Year” means the third year of the Term and thereafter in every subsequent third year of the Term;

“Group Company” means Hubspot Ireland Limited or any of its holding or subsidiary companies at the relevant time or any subsidiary of a holding company of the Tenant and the words “subsidiary” and “holding company” shall have the meaning ascribed to them in section 155 of the Companies Act, 1963, or, with the Landlord’s consent (not to be unreasonably withheld), a legal entity from time to time (1) in which the Tenant (or one of its holding or subsidiary companies, or a subsequent holding or subsidiary company of such entity) owns at least 50% or more of the shares or (2) over which the Tenant (or one of its holding or subsidiary companies, or a subsequent holding or subsidiary company of such entity) exercises management control, regardless of its shareholding in such entity;

“Initial Rent” means €182,760.75 (including €2,500 per car space) per annum;

“Instalment Days” mean means 1 January, 1 April, 1 July and 1 October in every year of the Term

“Insurance Premium” means the total premiums and other costs and expenses paid or to be paid by the Landlord in complying with its obligations under clause 5.2;

“Insured Risks” means, subject always to such insurance as may ordinarily and reasonably be available to the Landlord and to such exclusions, excesses and limitations as may be imposed by the Landlord’s insurers for the time being in respect of any or all of the following risks: fire, storm, tempest, flood, earthquake, subsidence, land slip, lightning, explosion, impact by any road vehicle, aircraft and other aerial devices and articles dropped therefrom, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, public liability, property owners liability and such other risks as the Landlord may in its absolute discretion from time to time determine;

“Inventory” means the furniture, fixtures and fittings included in this demise and as listed in the inventory annexed to this Lease;

“Landlord” means the party or parties named as “Landlord” and includes the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

“Law” means every Act of Parliament and of the Oireachtas, law of the European Union and every instrument, directive, regulation, requirement, action and bye law made by any government department, competent authority, officer or court which now or may hereafter have force of law in Ireland;

“Lease” means this lease, any document which is made supplemental to it, or which is entered into pursuant to or in accordance with it;

“Lettable Areas” means those parts of the Building (including the Demised Premises) leased or intended to be leased to occupational tenants;

“Net Internal Area” means the total floor area expressed in square metres measured in accordance with the Measuring Practice Guidance Notes (current at the date when they are to be applied) published on behalf of The Irish Auctioneers and Valuers Institute and The Society of Chartered Surveyors in the Republic of Ireland (or if there are no such practice guidance notes, such code as may be reasonably determined by the Landlord) and, for the purposes of this Lease as determined by the Landlord or its agents from time to time, whose decision shall be final and binding;

“Outgoings” means any rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character;

“Permitted Use” means offices;

“Plan” mean the plan(s) (if any) annexed to this Lease;

“Planning Acts” mean the Planning and Development Acts 2000 to 2010;

“Prescribed Rate” means on each occasion when the same falls to be calculated the annual rate of interest for the time being chargeable under section 1080 of the Taxes Consolidation Act 1997 or such other rate of interest as may from time to time be chargeable upon arrears of income tax;

“Public Health Acts” mean the Local Government (Sanitary Services) Act, 1878 to 2001;

“Quarterly Gale Days” means 1 January, 1 April, 1 July and 1 October in every year of the Term;

“Retained Areas” means all parts of the Building which do not comprise Lettable Areas, including, but not limited to:

(a)	the Common Areas;

(b)	office or other accommodation which may from time to time be reserved in the Building for staff of the Landlord who are involved in the management or security of the Building;

(c)	any parts of the Building reserved by the Landlord for the housing of plant, machinery and equipment or otherwise in connection with or required for the provision of the Services;

(d)	all Conduits in, upon, over, under or within and exclusively serving the Building except any that form part of the Lettable Areas;

(e)	the main structure of the Building and, in particular, but not by way of limitation, the roof, foundations, external walls, internal load bearing walls, columns and the structural parts of the roof, ceilings and floors, all party structures, boundary walls, railings, and fences and all exterior parts of the Building and all roads, pavements, pavement lights and car parking areas (if any) within the curtilage of the Building; and

(f)	all plate glass, cladding, curtain walling, glazing, window frames and window furniture and all glass in the windows of the Building.

“Review Date” means the fifth anniversary of the Term Commencement Date;

“Review Period” means the period starting on the Term Commencement Date up to the Review Date;

“Schedule of Condition” means the survey recording the condition of the Demised Premises on or about the Term Commencement Date which has been agreed between the Landlord and the Tenant and is annexed to this Lease;

“Services” means the services specified in Part I of Schedule 5 of this Lease;

“Service Charge” means the aggregate of the costs, expenses, overheads, payments, charges and outgoings paid, payable, incurred or borne by the Landlord in providing the Services (whether or not the Landlord is obliged by this Lease to incur the same), calculated and payable in the manner set out in Part III of Schedule 5 of this Lease;

“Service Charge Period” means the period of twelve months from                 to

in each year or such other period as the Landlord may, in its absolute discretion, from time to time reasonably determine;

“Superior Landlord” means Rolmur;

“Superior Lease” means the lease dated 29 March 2000 between (1) Rolmur Limited and (2) AIG Global Investment Trust Services Limited in respect of the ground, first, second and part third floors of the Building;

“Tenant” means the party or parties named as “Tenant” and includes it’s successors in title, personal representatives and permitted assigns;

“Tenant’s Proportion” means the proportion which is attributable to the Demised Premises and which is calculated on the basis of the proportion which the Net Internal Area of the Demised Premises bears to the total Net Internal Area of the Building SAVE where such a comparison is inappropriate having regard to the nature of any expenditure, or item of expenditure, incurred or the premises in the Building which benefit from it or otherwise, in which case the Landlord may in its discretion:

(a)	adopt such other method of calculation of the proportion of the expenditure to be attributed to the Demised Premises as is fair and reasonable in the circumstances; and

(b)	in the exercise of its discretion the Landlord may if it is appropriate:

(i)	attribute the whole of the expenditure to the Demised Premises; and

(ii)	make special attributions of expenditure in the case of Sunday or other extended trading where only some tenants in the Building elect so to trade throughout the year, at certain times in the year, during public holidays or outside normal business hours.

“Term” means 10 years;

“Term Commencement Date” means 6th December 2012;

“Utilities” means each of the following of whatsoever nature: water, soil, steam, gas, air, electricity, telephone transmissions, radio transmissions, television transmissions, telecommunications, computer linking, electronic and optical communications, oil and heating fuels and other services and supplies and “Utility” means any of them; and

“VAT” means Value Added Tax as applied under the Value Added Tax Consolidation Act 2010, as amended, or any similar tax substituted for it.

2.	INTERPRETATION

Unless there is something in the subject or context inconsistent therewith, in interpreting this Lease:

2.1	where two or more persons are included in the expression “Landlord” or “Tenant” the covenants which are expressed to be made by the Landlord or the Tenant shall be deemed to be made by such persons jointly and severally;

2.2	words importing persons shall include firms, companies and corporations and vice versa;

2.3	any covenant by the Tenant not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done and any references to any act, neglect, default or omission of the Tenant shall be deemed to include any act, neglect, default or omission of the Tenant or the sub-tenants, servants, agents, licensees or invitees of the Tenant or any person under its or their control;

2.4	references to any right of the Landlord to have access to or entry upon the Demised Premises shall be construed as extending to all persons authorised by the Landlord and any person holding an interest in the Demised Premises superior to the Landlord;

2.5	unless the context otherwise requires, a reference to the Demised Premises is to the whole and any part of it;

2.6	the conclusiveness (expressed in this Lease) of determinations, findings or certificates of any auditor or surveyor of the Landlord shall not extend to questions of Law;

2.7	any reference to a Law (whether specifically named or not) or to any sections or sub-sections in a Law shall include any amendments or re-enactments of it for the time being in force and all statutory instruments, orders, notices, regulations, directions, bye-laws, certificates permissions and plans for the time being made, issued or given thereunder or deriving validity from it;

2.8	if any term or provision shall be held to be illegal or unenforceable in whole or in part, then that term shall be deemed not to form part of this Lease and the enforceability of the remainder of this Lease shall not be affected;

2.9	clause or Schedule headings are for reference only and shall not affect the construction or interpretation;

2.10	any reference to a clause, sub-clause or Schedule shall mean a clause, sub-clause or Schedule of this Lease and a reference in a Schedule to a paragraph is to a paragraph of that Schedule; and

2.11	any reference to the masculine gender shall include reference to the feminine and neuter gender and any reference to the neuter gender shall include the masculine and feminine genders and reference to the singular shall include reference to the plural.

3.	DEMISED PREMISES AND RENTS

In consideration of the rents herein reserved (including the adjustments of rent as provided in this Lease) and the covenants on the part of the Tenant and the conditions contained in this Lease the Landlord HEREBY DEMISES unto the Tenant ALL THAT the Demised Premises TOGETHER with the rights, easements and privileges specified in Schedule 2 EXCEPTING AND RESERVING at all times during the Term unto the Landlord the rights, easements and privileges specified in Schedule 3 TO HOLD the same unto the Tenant from and including the Term Commencement Date for the Term YIELDING AND PAYING unto the Landlord during the Term by way of rent:

3.1	yearly, and proportionately for any fraction of a year, the Initial Rent until the Review Date and thereafter such yearly rent as shall become payable under and in accordance with the provisions of Schedule 4, by equal quarterly payments in advance on the Quarterly Gale Days (the first payment to be made on the execution of this Lease); and

3.2	the Tenant’s Proportion of the Insurance Premium to be paid within seven days of demand;

3.3	the Tenant’s Proportion of the Service Charge in accordance with Part III of Schedule 5; and

3.4	the Tenant’s Proportion of any costs payable by the Landlord to the Superior Landlord under the Superior Lease to be paid within seven days of demand (e.g. Public Area Service Charge and Museum Rent (as defined in the Superior Lease)

in each case to be paid by standing order (or otherwise at the option of the Landlord acting reasonably and following written notice to the Tenant) without any deduction, set-off or counterclaim whatsoever.

4.	TENANT’S COVENANTS

The Tenant to the intent that the obligations may continue throughout the Term HEREBY COVENANTS with the Landlord as follows:

4.1	Payments

To pay to the Landlord:

(a)	the rents or adjusted rents reserved by this Lease reserved at clause 3.1;

(b)	the Tenant’s Proportion of the Insurance Premium reserved at clause 3.2;

(c)	the Tenant’s Proportion of the Service Charge reserved at clause 3.3;

(d)	the Tenant’s Proportion of any costs payable by the Landlord to the Superior Landlord under the terms of the Superior Lease reserved at clause 3.4;

(e)	interest covenanted to be paid at clause 4.2;

(f)	any additional sums payable under the terms of this Lease;

(g)	the stamp duty payable on this Lease and its counterpart; and

(h)	any VAT payable on any rents reserved by this Lease and on any other payments to be made under this Lease;

in each case at the times and in the manner prescribed for the payment of each of them or if no manner is prescribed then within seven days of demand.

4.2	Interest

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, to pay interest to the Landlord on any sum of money payable by the Tenant to the Landlord which remains unpaid (including any sum of rent the acceptance of which shall be refused bona fide by the Landlord in order not to waive any right of forfeiture of this Lease arising by virtue of the breach of any of the Tenant’s covenants contained in this Lease) for more than fourteen days after the date when payment was due at the Prescribed Rate from and including the date on which payment was due to the date of payment to the Landlord (both before and after any judgment).

4.3	Outgoings

(a)	To pay all existing and future Outgoings which now are or may at any time during the Term be charged, levied, assessed or imposed upon or payable in respect of the Demised Premises or upon the owner or occupier of the Demised Premises but excluding any taxes referable to the receipt of rent by the Landlord or to a dealing by the Landlord with the reversion expectant upon the determination of the Term.

(b)	To pay all charges for Utilities consumed in or on the Demised Premises, including any connection and hiring charges and meter rents and to perform and observe all present and future regulations and requirements of each of the Utility supply authorities in respect of the supply and consumption of Utilities in or on the Demised Premises.

4.4	Repairs

(a)	From time to time and at all times during the Term:

(i)	to keep clean and tidy and to maintain, repair, replace and reinstate and to put into and keep in good order repair and condition the interior of the Demised Premises and every part of it and any additions, alterations and extensions to it including, without derogating from the generality of the foregoing, all non-structural or non-load bearing walls and columns, the internal plaster surfaces and finishes of all structural or load bearing walls and columns, the inner half (severed medially) of the internal non-load bearing walls that divide the Demised Premises from other parts of the Building and all timbers, joists and beams of the floors and ceilings, chimney stacks, gutters, doors, locks, windows, fixtures, fittings, fastenings, wires, waste water drains and other pipes and sanitary and water apparatus in or on the Demised Premises; and

(ii)	to keep clean and tidy and to maintain, repair and keep in good working order and condition and (where necessary) renew and replace with articles of a similar kind and quality all plant and machinery in or forming part of the Demised Premises and which exclusively serve the Demised Premises including the Conduits and the central-heating and air-conditioning plant (if any), the sprinkler system and all boilers and electrical and mechanical plant, machinery, equipment and apparatus;

(damage by any of the Insured Risks excepted if and so long only as the policy or policies of insurance shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part by reason of any act, neglect, default or omission of the Tenant or the sub-tenants, servants, agents, licensees or invitees of the Tenant or any person under its or their control).

PROVIDED THAT it is hereby agreed that the Tenant shall not be obliged to repair, keep or maintain the Demised Premises in any better state of repair or condition than that as is evidenced by the Schedule of Condition.

4.5	Cleaning and Decoration

(a)	In every Decoration Year and also in the last three months of the Term (whether determined by effluxion of time or otherwise) in a good and workmanlike manner to prepare and decorate (with at least two coats of good quality paint) or otherwise treat as appropriate all interior parts of the Demised Premises required to be so treated and as often as may be reasonably necessary to wash down all tiles, glazed bricks and similar washable surfaces to the reasonable satisfaction of the Landlord and to comply with the Landlord’s requirements as to colours and materials in respect of decoration in the last year of the Term (whether determined by effluxion of time or otherwise).

(b)	To keep the Demised Premises in a clean and tidy condition and at least once a month to clean the insides of all windows and window frames and both sides of all other glass in the Demised Premises.

4.6	Yield Up

(a)	At the expiration or sooner determination of the Term, to quietly yield up the Demised Premises to the Landlord in such good and substantial repair and condition as shall be in accordance with the covenants on the part of the Tenant in this Lease and in any licence or consent granted by the Landlord and if any of the Landlord’s fixtures and fittings are missing, broken damaged or destroyed to forthwith replace them with others of a similar kind and of equal value and to remove from the Demised Premises any moulding, sign, writing or painting of the name or business of the Tenant or occupiers and if so required by the Landlord, but not otherwise, to remove and make good to the original prevailing condition all the alterations or additions made to the Demised Premises by the Tenant (or such of them as the Landlord shall require) including the making good of any damage caused to the Demised Premises by the removal of the Tenant’s fixtures, fittings, furniture and effects.

(b)	If at such time as the Tenant has vacated the Demised Premises at the expiration or sooner determination of the Term any property of the Tenant shall remain in or on the Demised Premises and the Tenant shall fail to remove the property within fourteen days after being requested in writing by the Landlord to do so then and in such case the Landlord (without being obliged to do so and in any event without prejudice to such other rights as the Landlord may have in that behalf) may as agent of the Tenant (and the Landlord is hereby appointed by the Tenant to act as such agent) sell such property and shall then hold the proceeds of sale after deducting the costs and expenses of removal storage and sale reasonably and properly incurred by it to the order of the Tenant PROVIDED THAT the Tenant shall indemnify the Landlord against any liability incurred by the Landlord to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this clause 4.6(b).

PROVIDED THAT it is hereby agreed that the Tenant shall not be obliged to yield up the Demised Premises in any better state of repair or condition than that as is evidenced by the Schedule of Condition.

4.7	Landlord’s Right to Enter

(a)	To permit the Landlord with all necessary materials and appliances at all reasonable times upon reasonable prior written notice (except in cases of emergency in which cases no notice shall be required) to enter and remain upon the Demised Premises to exercise any of the rights excepted and reserved by this Lease.

(b)	To permit the Landlord at all reasonable times during the six (6) months before the expiration or sooner determination of the Term to enter upon the Demised Premises and (but not so as to materially affect the access of light and air to the Demised Premises) to affix and retain without interference upon any suitable parts of the Demised Premises notices for re-letting the same and not to remove or obscure the said notices and to permit the Landlord to view the Demised Premises at all reasonable hours.

4.8	To Comply With Notices

(a)	If the Landlord gives written notice to the Tenant of any defects, wants of repair or breaches of covenant then the Tenant shall within thirty (30) days of such notices or sooner if requisite make good and remedy the defect, want of repair or breach of covenant to the reasonable satisfaction of the Landlord.

(b)	If the Tenant fails within fourteen (14) days of such notice or as soon as reasonably practicable in the case of emergency to commence and then diligently and expeditiously to continue to comply with such notice the Landlord may enter the Demised Premises and carry out or cause to be carried out all or any of the works referred to in such notice, and all costs and expenses thereby incurred shall be paid by the Tenant to the Landlord on demand and in default of payment shall be recoverable as rent in arrears.

4.9	Nuisance and Dangerous Materials

(a)	Not to do anything in or about the Demised Premises which may be or become a nuisance, pollutant, or contaminant or which may cause damage, annoyance, inconvenience or disturbance to the Landlord or the other owners, tenants or occupiers of the Building or the Adjoining Property.

(b)	Not to bring into or on or keep in or on the Demised Premises any article or thing which is or might become deleterious, dangerous, offensive, unduly combustible or inflammable, radioactive or explosive or which might unduly increase the risk of fire or explosion or which might interfere with any fire and safety equipment or appliances installed in or on the Demised Premises.

(c)	Not to do anything in or about the Demised Premises or bring into or on or keep in or on the Demised Premises any article or thing which may interfere with or obstruct any of the rights, easements and privileges excepted and reserved and specified in Schedule 3.

(d)	Not to keep or operate in the Demised Premises any machinery which shall be unduly noisy or cause vibration or which is likely to annoy or disturb the other owners, tenants or occupiers of the Building or the Adjoining Property.

(e)	Not to cook or prepare any food in or on the Demised Premises and to take all necessary steps to ensure that all smells caused by cooking, refuse or food shall not cause any nuisance or annoyance to the Landlord or any of the owners, tenants or occupiers of the Building or the Adjoining Property.

4.10	Structure and Services

(a)	Not to overload the floors of the Demised Premises or suspend any excessive weight from the roofs, ceilings, walls, stanchions or structure of the Demised Premises and not to overload the Utilities and Conduits in or serving the Demised Premises.

(b)	Not to do anything which may subject the Demised Premises or any parts of it to any strain beyond that which they are designed to bear with due margin for safety, and to pay to the Landlord on demand all costs reasonably incurred by the Landlord in obtaining the opinion of a qualified structural engineer as to whether the structure of the Demised Premises is being or is about to be overloaded.

(c)	Not to discharge into any Conduits any oil or grease or any noxious or deleterious effluent or substance whatsoever which would reasonably foreseeably cause an obstruction or which would reasonably foreseeably be or become a source of danger or which may reasonably foreseeably injure the Conduits in the Demised Premises, the Building or the Adjoining Property.

4.11	Use Restrictions

(a)	Without prejudice to the provisions of Clause 4.12 not to use the Demised Premises or any part of it for or as:

(i)	Public or political meetings, public exhibitions or public entertainments shows or spectacles.

(ii)	Dangerous, noisy, noxious or offensive trades or businesses.

(iii)	Illegal or immoral purposes including the sale hire, distribution, viewing or display of any books, magazines, films, video or other recordings or other material when the keeping of such material or materials on the Demised Premises or the sale hire, distribution, viewing or display of such material or materials on or from the Demised Premises is unlawful or renders the same liable to forfeiture or seizure.

(iv)	Residential or sleeping purposes.

(v)	A restaurant or café.

(vi)	For the sale of food or food products or grocery products for consumption off the premises.

(vii)	A pharmacy or chemist.

(viii)	Gambling, betting, gaming or wagering (including gambling machines).

(ix)	A betting office.

(x)	Banking purposes or for the provision of financial services.

(xi)	Gymnasium.

(xii)	Cinema.

(xiii)	An amusement shop or arcade.

(xiv)	For the sale or supply of intoxicating liquor whether for consumption on or off the Demised Premises.

(b)	Not to use the Demised Premises for any purpose or in a manner that would cause loss, damage, injury, nuisance or inconvenience to the Landlord and any tenants and occupiers of the Building or the Adjoining Property.

(c)	Not to play or use any live or recorded music, musical instrument, record player, loudspeaker or similar apparatus in such a manner as to be audible outside the Demised Premises.

(d)	Not to hold any auction on the Demised Premises.

(e)	Not to use the Demised Premises or any part of it as a club where intoxicating liquor is supplied to members and their guests.

(f)	Not to keep any live animal, fish, reptile or bird on the Demised Premises.

(g)	Not to burn any rubbish or refuse on or in any part of the Demised Premises.

4.12	Use

(a)	Not without the prior written consent of the Landlord (which consent shall not be unreasonably withheld) to use the Demised Premises or any part thereof except for the Permitted Use.

(b)	Not to make any application for planning permission or fire safety certificate or other relevant consents with regard to any change of user without the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed).

(c)	To ensure that at all times the Landlord has written notice of the name, home address and home telephone number of at least two keyholders of the Demised Premises and to notify the Landlord of any changes in the persons so authorised as keyholders of the Demised Premises.

(d)	To provide such caretaking or security arrangements as the Landlord or the insurers of the Demised Premises shall reasonably require in order to protect the Demised Premises from vandalism, theft of unlawful occupation and not to leave the Demised Premises unoccupied (other than for normal holiday periods) without notifying the Landlord and providing such caretaking or security arrangements as may reasonably be required.

(e)	At all times to comply with all the requirements of the relevant local authority in connection with the Permitted Use.

4.13	Alterations

(a)	Not to alter, divide, cut, maim, injure or remove any of the principal or load bearing walls, floors, beams or columns of or enclosing the Demised Premises nor to make any other alterations or additions of a structural nature to any part of the Demised Premises (either internally or externally).

(b)	Not to erect any new building or structure (including any mezzanine or similar structure) on the Demised Premises or any part of it nor to unite the Demised Premises or any part of it with any other property nor to demolish the Demised Premises or any part of it.

(c)	Not to make any change in the existing design or appearance of the exterior of the Demised Premises.

(d)	Not to make any alterations or additions to the Landlord’s fixtures and fittings nor to any of the Conduits without obtaining the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed).

(e)	Not to make any alterations or additions of a non-structural nature to the Demised Premises without obtaining the prior written consent of the Landlord, such consent not to be unreasonably withheld.

(f)	Not to affix to the outside of the Demised Premises any bracket, aerial, fixture, wire or other apparatus for radio-diffusion, wireless television or telephone without obtaining the Landlord’s written consent and its written approval of the location and method of affixing.

(g)	The Landlord may, as a condition of giving any such consent under clause 4.13(d), 4.13(e), or 4.13(f), require the Tenant to enter into such covenants as the Landlord shall require regarding the execution of any such works and the reinstatement of the Demised Premises at the end or sooner determination of the Term.

(h)	If any alterations or additions to or within the Demised Premises result in a variation of the reinstatement cost of the Demised Premises from the said cost prior to such alterations or additions then the Tenant shall:

(i)	give notice in writing to the Landlord forthwith of the variation in value so caused to enable the Landlord to alter the insurance cover in respect of the Demised Premises; and

(ii)	pay or reimburse to the Landlord any shortfall of insurance cover caused by a failure to comply with the requirements in clause 4.13(h)(i).

The Tenant agrees that notice under clause 4.13(h)(i) notifying the variation of the reinstatement cost shall only be sufficient notice if it refers to clause 4.13(h)(i).

4.14	Alienation

(a)	Not to assign, transfer, sub-let, mortgage, charge (including lodgement of this Lease with anyone as security) or share or part with the possession or occupation of the Demised Premises or any part of it or suffer any person to occupy the Demised Premises or any part of it as a licensee, franchisee or concessionaire.

(b)	Notwithstanding the provisions of clause 4.14(a), the Landlord shall not unreasonably withhold or delay its consent to the mortgaging or charging (including lodging this Lease with anyone as security) of the entire of the Demised Premises with a recognised financial institution or to an assignment of the entire or to a sub-letting of the entire of the Demised Premises to an assignee or sub-tenant reasonably acceptable to the Landlord (and being of financial standing reasonably satisfactory to the Landlord) and otherwise subject to the following provisions or such of them as may be appropriate.

(i)	The Tenant shall prior to any such alienation apply to the Landlord in writing and give all reasonable information as the Landlord may require concerning the proposed transaction and concerning the proposed assignee, sub-tenant or disponee.

(ii)	The Landlord’s consent to any such alienation shall be in writing and shall be given in such manner as the Landlord shall decide and the Tenant shall pay the proper and reasonable costs of the Landlord in connection with the consideration of each such application and (where applicable) the furnishing of such consent.

(iii)	Without prejudice to any other grounds on which the Landlord may be entitled to withhold its consent to any such alienation, it shall be deemed a reasonable ground for the withholding of Landlord’s consent that:

(A)	the Tenant is in breach of any of the Tenant’s covenants and conditions contained in this Lease; or

(B)	the proposed assignee, sub-tenant or disponee intends to alter the Permitted Use or any part thereof in a manner which would be prohibited under the provisions of clause 4.12; or

(C)	the proposed assignee, sub-tenant or disponee has or may have immunity from legal proceedings in relation to any breach of any covenant or condition in this Lease or any sub-lease; or

(D)	such alienation causes a VAT cost for the Landlord, either as a VAT clawback or as a VAT liability; or

(E)	the proposed assignee, sub-tenant or disponee does not intend to occupy the Demised Premises.

(iv)	In the case of an assignment to a limited liability company, if it shall be reasonable, the Landlord may require that a surety (or sureties) of standing satisfactory to the Landlord join in the relevant consent as surety for such a company in order jointly and severally to covenant with the Landlord in the manner described in the guarantee contained in Schedule 5 (mutatis mutandis) or in such other form as the Landlord may from time to time require.

(v)

In the case of an sub-lease, the same shall be of the entire of the Demised Premises and be made without taking a fine or premium and reserving the then current market rent or the rent payable hereunder at the time of the granting of such sub-lease (whichever is the higher) and be in a form approved by the Landlord (such approval not to be unreasonably withheld or delayed). The sub-tenant shall if required by the Landlord enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rents hereby reserved) and conditions contained in this Lease. Every such sub-lease shall also contain:

(A)	provisions for the review of the rent thereby reserved (which the Tenant hereby covenants to operate and enforce) corresponding both as to terms and dates and in all other respects (mutatis mutandis) with the rent review provisions contained in this Lease, unless the term of the sub-lease does not extend beyond the next Review Date;

(B)	a covenant condition or proviso under which the rent from time to time payable under such sub-lease shall not be less than the rent from time to time payable under this Lease;

(C)	a covenant by the sub-tenant (which the Tenant hereby covenants to enforce) prohibiting the sub-tenant from doing or suffering any act or thing upon or in relation to the Demised Premises inconsistent with or in breach of the provisions of this Lease;

(D)	a provision giving the Landlord right of re-entry on breach of any covenant by the sub-tenant; and

(E)	the same restrictions as to alienation, assignment, sub-letting, mortgaging, charging (including lodging the sub-lease with anyone as security) and parting with or sharing the possession or occupation of the premises sub-let as this Lease.

PROVIDED THAT the Tenant shall procure that no sub-tenant shall acquire security of tenure rights pursuant to the Landlord and Tenant (Amendment) Act, 1980 as amended by the Landlord and Tenant (Amendment) Act, 1994 and the Civil Law (Miscellaneous Provisions) Act 2008 and each sub-tenant shall execute a Deed of Renunciation of such rights prior to executing any such sub-lease. The Tenant shall indemnify the Landlord against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly as a result of any such sub-tenant acquiring such rights under the above mentioned legislation.

(vi)	To enforce at the Tenant’s own expense the performance and observance by every such sub-tenant of the covenants conditions and provisions of the sub-lease and not at any time either expressly or by implication to waive any breach of the same.

(vii)	Not to agree any reviewed rent with the sub-tenant nor any rent payable on any renewal of an sub-lease without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

(viii)	Not to vary the terms or consent to alienation of or accept any surrender of any permitted sub-lease without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

(ix)	Within 14 (fourteen) days of every alienation, assignment, transfer, assent, sub-lease, assignment of sub-lease, mortgage, charge (including lodgement of the relevant document or instrument as security) or any other disposition whether mediate or immediate of or relating to the Demised Premises or any part of it, to deliver to the Landlord or its solicitors a solicitor’s certified copy of the deed instrument or other document evidencing or effecting such disposition duly stamped and shall pay the Landlord’s proper and reasonable costs and expenses in connection with such alienation including, for the avoidance of doubt, the Landlord’s proper and reasonable professional costs and expenses.

(x)	The Tenant covenants to indemnify and keep indemnified the Landlord in respect of any and all tax liabilities (including any VAT clawback or VAT liability) which the Landlord may suffer in the event the Tenant breaches the conditions of clause 4.14(a) or 4.14(b). All sums payable by the Tenant to the Landlord under this clause 4.14(b)(x) shall be paid free and clear of all deductions or withholdings save only as may be required by law. If any such deductions or withholdings are required by law, the Tenant shall pay to the Landlord such sum as will, after such deduction or withholding has been made, leave the Landlord with the same amount as it would have been entitled to receive, in the absence of such requirement to make a deduction or withholding. If any sum payable by the Tenant to the Landlord under this clause 4.14(b)(x) shall otherwise be subject to tax in the hands of the Landlord, the same obligation to make an increased payment shall apply in relation to such tax as if it were a deduction or withholding required by law, as referred to above.

(xi)	For the avoidance of doubt, the Tenant shall pay the Landlord’s proper and reasonable costs and expenses (including the Landlord’s proper and reasonable professional costs and expenses) in connection with the Landlord’s consideration of any application made under this clause 4.14(b) irrespective of whether or not the application is ultimately refused or withdrawn save where it is determined by a court of law that Landlord’s consent has been unreasonably withheld.

PROVIDED HOWEVER THAT for as long as the Tenant is Hubspot Ireland Limited the consent of the Landlord shall not be required for the sharing of possession of the Demised Premises by the Tenant with any Group Company subject to (a) the Tenant notifying the Landlord of the identity of the relevant Group Company not less than five working days prior to the relevant Group Company entering occupation and (b) the relevant Group Company shall execute a Deed of Renunciation of its security of tenure rights pursuant to the Landlord and Tenant (Amendment) Act, 1980 as amended by the Landlord and Tenant (Amendment) Act, 1994 and the Civil Law (Miscellaneous Provisions) Act 2008.

4.15	Disclosure Of Information

Upon making any application or request in connection with the Demised Premises or this Lease, to disclose to the Landlord such information it may reasonably require and, whenever the Landlord shall reasonably request to supply full particulars of:

(a)	all persons in actual occupation or possession of the Demised Premises and the basis on which they are in such occupation or possession;

(b)	the entire agreement between the Tenant and another party relevant to the application or request; and

(c)	all persons having an interest in the Demised Premises (other than in the reversion to the Term).

4.16	Costs

To pay and indemnify the Landlord against all reasonable vouched costs, fees, charges, disbursements and expenses properly incurred by the Landlord, including, but not limited to, those payable to solicitors, counsel, architects, surveyors and sheriffs:

(a)	in relation to or in contemplation of the preparation and service of a notice under Section 14 of the 1881 Act and of any proceedings under the 1881 Act and/or the 1860 Act (whether or not any right of re-entry or forfeiture has been waived or a notice served under Section 14 of the 1881 Act has been complied with by the Tenant and notwithstanding that forfeiture has been avoided otherwise than by relief granted by the Court);

(b)	in relation to or in contemplation of the preparation and service of all notices and schedules relating to wants of repair, whether served during or after the expiration of the Term (but relating in all cases only to such wants of repair that accrued not later than the expiration or sooner determination of the Term);

(c)	in connection with the recovery or attempted recovery by the Landlord of arrears of rent or other sums due from the Tenant to the Landlord (such expenses being in addition to and not in substitution for any interest payable to the Landlord pursuant to the provisions of clause 4.2 of this Lease) or in procuring the remedying of the breach of any covenant by the Tenant;

(d)	in relation to any application for consent required or made necessary by this Lease whether or not the same is granted (save where it has been determined that consent has been unreasonably withheld) or has been withdrawn;

(e)	in relation to any application made by the Landlord at the request of the Tenant and whether or not such application is accepted, refused or withdrawn; or

(f)	in the clearance or repair of the Utilities and Conduits in or serving the Building where they have been blocked or damaged by any act, neglect, default or omission of the Tenant.

4.17	Compliance with Laws

(a)	At the Tenant’s own expense to comply in all respects with the provisions of all Laws relating to the Demised Premises or its use.

(b)	To execute all works and provide and maintain all arrangements upon or in respect of the Demised Premises or any part of it or the use of the Demised Premises which are directed or required (whether of the Landlord, Tenant or occupier) by any Law and to indemnify and keep the Landlord indemnified against all costs, charges, fees and expenses of or incidental to the execution of any works or the provision or maintenance of any arrangements so directed or required.

(c)	Not to do anything in or about the Demised Premises by reason of which the Landlord may under any Law incur or have imposed upon it or become liable to pay any penalty, damages, compensation, costs, charges or expenses.

4.18	Planning Acts, Public Health Acts and Building Control Act

Without prejudice to the generality of clause 4.17:

(a)	Not to do anything on or in connection with the Demised Premises the doing or omission of which shall be a contravention of the Planning Acts, the Public Health Acts or the Building Control Act or of any notices, orders, licences, consents, permissions and conditions (if any) served, made, granted or imposed thereunder and to indemnify (after the expiration of the Term as well as before whether by effluxion of time or otherwise as during its continuance) and keep indemnified the Landlord against all actions, proceedings, damages, penalties, costs, charges, claims and demands in respect of such acts and omissions or any of them and against the costs of remedying such a contravention;

(b)	In the event of the Landlord giving written consent to any of the matters in respect of which Landlord’s consent shall be required under the provisions of this Lease or otherwise and in the event of permission, consent or approval from any local or other authority under the Planning Acts, the Public Health Acts or the Building Control Act being necessary for any addition, alteration or change in or to the Demised Premises or for the change of its use to apply, at the Tenant’s own expense, to the local or other authority for all such permissions, consents or approvals required therewith and to give notice to the Landlord of the granting or refusal (as the case may be) of all such permissions, consents or approvals and to comply with all Laws either generally or specifically in respect thereof and carry out such works at the Tenant’s own expense in a good and workmanlike manner to the satisfaction of the Landlord;

(c)	To produce to the Landlord on demand all plans, documents and other evidence as the Landlord may reasonably require (including certificates or opinions on compliance from duly qualified professionals) in order to satisfy itself that any works carried out to the Demised Premises by the Tenant have been carried out in substantial compliance with the requirements of the Planning Acts, the Public Health Acts and the Building Control Act and with any consents required thereunder;

(d)	To give notice forthwith to the Landlord of any notice, order or proposal for same served on the Tenant under the Planning Acts, the Public Health Acts or the Building Control Act or any other statutory provision and if so required by the Landlord to produce a true copy thereof and any further particulars or information reasonably required by the Landlord and, at the request of the Landlord but at the cost of the Tenant, to make or join in making such objections or representations in respect of any proposal as the Landlord may require; and

(e)	To comply at its own expense with any notice or order served on the Tenant under the provisions of the Planning Acts, the Public Health Acts or the Building Control Act.

4.19	Statutory Notices

If a notice under any Law relevant to the Demised Premises or a proposal for such a notice is given to the Tenant or the occupier of the Demised Premises by any competent authority, then:

(a)	To produce to the Landlord a true copy of the notice or proposal and any further particulars required by the Landlord within fourteen days (or sooner if requisite having regard to the requirements of the notice or proposal in question or the time limits stated therein) of receipt by the Tenant or the occupier of the Demised Premises of the notice or proposal; and

(b)	To immediately take all necessary steps to comply with the notice or proposal and at the request of the Landlord but at the joint cost of the Landlord and the Tenant (save where such notice or proposal relates solely to the interest of the Landlord or the Tenant in the Demised Premises, in which case the entirety of the costs shall be borne by the relevant party), to make or join with the Landlord in making such objection or representation against or in respect of any such notice or proposal as the Landlord shall require.

4.20	Fire and Security Systems

(a)	To comply with the requirements and reasonable recommendations (whether notified or directed to the Landlord and then to the Tenant or directly to the Tenant) of the appropriate local authority, the insurers of the Building and the Landlord in relation to fire and safety precautions affecting the Building.

(b)	To keep the Demised Premises supplied and equipped with such fire fighting and extinguishing appliances as shall be required by Law, any appropriate local authority or the insurers of the Building or as shall be reasonably required by the Landlord.

(c)	Not to obstruct the access to or means of working any fire fighting, extinguishing and other safety appliances for the time being installed in the Demised Premises or the means of escape from the Demised Premises in case of fire or other emergency.

4.21	Encroachments and Easements

Not to stop up, darken or obstruct any windows or openings of the Demised Premises rights of light or rights-of-way belonging to the Demised Premises nor to permit any new window, light, opening, doorway, passage, Conduit or other encroachment, right of way or easement to be made or acquired into upon or over the Demised Premises or any part of it and in case any person shall attempt to make or acquire any encroachment, right of way or easement whatsoever to give written notice of such attempt or acquisition to the Landlord immediately the same comes to the notice of the Tenant and, at the request of the Landlord but at the joint cost of the Landlord and the Tenant (save where such notice or proposal relates solely to the interest of the Landlord or the Tenant in the Demised Premises, in which case the entirety of the costs shall be borne by the relevant party), to adopt such means as may be reasonably required by the Landlord for preventing any such encroachment, right of way or the acquisition of any such easement.

4.22	Disposal of Refuse

To observe (and procure the observance by the Tenant’s employees (if any) of) the Landlord’s and any relevant local authority’s requirements in relation to the collection, storage and disposal of all waste matter and refuse from the Demised Premises and to maintain sufficient and appropriate receptacles as may be necessary for the disposal of such waste matter and refuse and not to burn any such waste matter or refuse on the Demised Premises.

4.23	Signs and Advertisements

(a)	Not to place affix or display any sign, advertisement, notice, banner, poster or other notification whatsoever on the outside of the Demised Premises or the Building except a sign bearing the name of the Tenant and the nature of the trade and business carried on at the Demised Premises by the Tenant which may be erected only in a manner, location, size, colour design, form and character approved in writing by the Landlord in its absolute discretion and not to place affix or display any sign, advertisement, notice, poster or other notification whatsoever on the inside of the Demised Premises so as to be visible from outside the Demised Premises unless first approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed).

(b)	At the expiration or sooner determination of the Term to remove any such sign, advertisement, notice, banner, poster or other notifications and make good all damage caused to the reasonable satisfaction of the Landlord.

4.24	Insurance and Indemnity

(a)	To keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages, and liability arising in any way directly or indirectly out of any act omission or negligence of the Tenant or any persons in on or about the Demised Premises expressly or impliedly with the Tenant’s authority or the user of the Demised Premises (which, for the avoidance of doubt, shall include any plant or machinery the Tenant may be permitted to install in the Demised Premises) or any breach of the Tenant’s covenants or the conditions or other provisions contained in this Lease.

(b)	To effect and keep in force during the Term such public liability, employer’s liability and other policies of insurance (to the extent that such insurance cover is available) as may be necessary to cover the Tenant against any claim arising under this covenant or under this Lease and to extend such policies of insurance so that the Landlord is indemnified by the insurers in the same manner as the Tenant and whenever required to do so by the Landlord to produce to the Landlord the said policy or policies together with satisfactory evidence that the same is or are valid and subsisting and that all premiums due thereon have been paid.

(c)	Not do anything that could cause any policy of insurance in respect of or covering the Building to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Landlord and agreed to pay the increased premium) do anything whereby any abnormal or loaded premium may become payable and the Tenant shall, on demand, pay to the Landlord all expenses incurred by the Landlord in renewing any such policy.

(d)	To comply with all of the reasonable recommendations and requirements of the Landlord’s insurers in respect of the Building.

(e)	To insure and keep insured any glass forming part of the Demised Premises against breakage (other than as a result of the Insured Risks if and so long only as the Landlord’s policy or policies of insurance in respect of such breakage resulting from the Insured Risks shall not have been vitiated or payment of the policy monies withheld or refused in whole or in part by reason of any act, neglect, default or omission of the Tenant or the sub-tenants, servants, agents, licensees or invitees of the Tenant or any person under its or their control) in an amount not less than the full replacement value thereof and to extend such policies of insurance so that the Landlord is indemnified by the insurers in the same manner as the Tenant and whenever required to do so by the Landlord to produce to the Landlord the said policy or policies together with satisfactory evidence that the same is or are valid and subsisting and that all premiums due thereon have been paid.

(f)	To notify the Landlord forthwith upon the happening of any event or thing that might affect any insurance policy relating to the Building.

(g)	To pay to the Landlord an amount equal to any insurance monies that the Landlord’s insurers of the Building refuse to pay by reason of any act, neglect, default or omission of the Tenant the sub-tenants, servants, agents, licensees or invitees of the Tenant or any person under its or their control.

4.25	Compliance with Services Rules and Regulations

To comply and be bound by such rules and regulations regarding the Building and the provision of the Services as may be made from time to time by or on behalf of the Landlord or its agents in the interest of good estate management and to enter into such direct agreement (if any) as the Landlord may reasonably prescribe with any person or legal entity to whom the Landlord may mandate provision of the Services and collection of the Service Charge and to comply at all times with the provisions of such direct agreement.

4.26	VAT

The Landlord hereby reserves the right to exercise the option to charge VAT under the provisions of Section 97 of the Value Added Tax Consolidation Act, 2010 (as amended) in respect of the grant of this Lease or on the rents or other sums payable under it (the “Option to Tax”). If the Landlord exercises the Option to Tax, written notification of it shall issue to the Tenant. The Tenant hereby agrees that, when the Option to Tax is exercised, the Tenant shall pay all VAT as shall be exigible in relation to this Lease and all sums payable under this Lease on receipt of a valid VAT invoice.

4.27	Company Registration

To comply with all statutory requirements necessary to ensure that the Tenant remains on the register of companies.

5.	LANDLORD’S COVENANTS

Subject to the Tenant paying the rents reserved by this Lease and due to the Landlord and performing and observing the covenants on the part of the Tenant herein contained the Landlord HEREBY COVENANTS with the Tenant as follows:

5.1	Quiet Enjoyment

That the Tenant shall and may except where otherwise provided in this Lease peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it.

5.2	Insurance

(a)	Subject to the Landlord being able to effect on reasonable commercial terms and with substantial and reputable insurers insurance against any one or more of the items referred to in this sub-clause and subject to payment by the Tenant of the Insurance Premium, the Landlord covenants with the Tenant to insure the following in the name of the Landlord:

(i)	the Building and all Landlord’s fixtures and fittings therein or thereon in their full reinstatement cost (to be determined from time to time by the Landlord or its surveyor or professional advisor subject to the Tenant’s right (acting reasonably) to require the Landlord to insure for a higher amount than determined as aforesaid) against loss or damage by the Insured Risks including:

(A)	architects, surveyors, consultants and other professional fees (including VAT on those fees);

(B)	the costs of shoring up, demolishing, site clearing and similar expenses;

(C)	all stamp duty and other taxes or duties exigible on any building or like contract as may be entered into and all other incidental expenses relative to the reconstruction, reinstatement or repair of the Building;

(D)	such provision for inflation as the Landlord in its discretion shall deem appropriate;

(ii)	the prospective loss of rent from time to time payable or reasonably estimated to be payable under this Lease (taking account of any review of the rent which may become due under this Lease) following loss or damage to the Demised Premises or the Building by the Insured Risks for three (3) years or such longer period as the Landlord may, from time to time, reasonably deem to be necessary having regard to the likely period required for rebuilding and for obtaining planning permission, fire safety certificates and any other necessary consents, certificates and approvals for reinstating the Demised Premises or the Building;

(iii)	public, property owners, employer’s and any other legal liability of the Landlord arising out of or in relation to the Building; and

(iv)	the Landlord against such other risks as the Landlord may in its discretion from time to time deem necessary to effect including but without prejudice to the generality of the foregoing engineering insurances in respect of breakdown and/or replacement of plant and equipment.

(b)	If requested by the Tenant, the Landlord shall produce to the Tenant a copy or extract duly certified by the Landlord of the policy or policies of insurance maintained under clause 5.2 and a copy of the receipt(s) for the last premium or, at the Landlord’s option, reasonable evidence from the insurers of the terms of the insurance policy or policies and the fact that the policy or policies is or are subsisting and in effect.

(c)	If requested by the Tenant the Landlord, shall use reasonable endeavours to ensure that the insurance policy or policies in respect of the Insured Risks include either or both a non-invalidation clause and waiver of subrogation rights in favour of the Tenant in respect of the Demised Premises if available from substantial and reputable insurers and the Tenant shall pay any additional premium arising from such a request.

(d)	For the purposes of clause 5.2 reference to the “Demised Premises” in so far as it includes the Demised Premises shall not include (unless otherwise agreed in writing by the Landlord and the Tenant) any additions, alterations and improvements made to the Demised Premises by the Tenant (including, for the avoidance of doubt, any of the Tenant’s fixtures, fittings, furniture and effects).

5.3	Reinstatement

(a)	If the Demised Premises or the Building or any part or parts of them are destroyed or damaged by any of the Insured Risks so as to render the Demised Premises unfit for use and occupation then:

(i)	unless payment of the insurance moneys shall be refused in whole or in part by reason of any act neglect or default of the Tenant the sub-tenants, servants, agents, licensees or invitees of the Tenant or any person under its or their control; and

(ii)	subject to the Landlord being able to obtain any necessary planning permission, and all other necessary licences, approvals, certificates and consents (in respect of which the Landlord shall use its reasonable endeavours to obtain); and

(iii)	subject to the necessary labour and materials being and remaining available (in respect of which the Landlord shall use its reasonable endeavours to obtain);

the Landlord shall lay out the proceeds of such insurance (other than any in respect of the loss of rent) in the rebuilding and reinstating of the Demised Premises or the Building or the part or parts of them so destroyed or damaged substantially as the same were prior to any such destruction or damage (but not so as to provide accommodation identical in layout and manner or method of construction if it would not be reasonable or practical to do so).

(b)	If the Landlord is prevented (for whatever reason) from reinstating as aforesaid the Demised Premises or the Building or any part or parts of them so destroyed or damaged the Landlord shall be relieved from the obligations of clause 5.3(a) and shall be solely entitled to all the insurance monies and if such rebuilding or reinstating shall continue to be so prevented for three (3) years after the date of the destruction or damage the Landlord or the Tenant may at any time after the expiry of such three (3) years by notice in writing to the other determine this Lease and, if requested by the Landlord at such time, the Tenant hereby agrees to enter into a deed of surrender or execute such other document as the Landlord may reasonably require to record that this Lease shall have determined but such determination shall be without prejudice to any claim by either party against the other in respect of any antecedent breach of the covenants and conditions of this Lease.

5.4	Provision of Services

Subject to reimbursement by the Tenant of the Tenant’s Proportion of the Service Charge and further subject to the provisions of Part II of Schedule 5 of this Lease, to use reasonable endeavours to provide or procure the provision of the Services in accordance with the principles of good estate management.

6.	PROVISOS AND AGREEMENTS

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED as follows:

6.1	Forfeiture

Without prejudice to any other right, remedy or power herein contained or otherwise available to the Landlord:

(a)	if the rents or any other sums reserved by this Lease shall be unpaid for fourteen (14) days after becoming payable (whether formally demanded or not); or

(b)	if any of the covenants by the Tenant contained in this Lease shall not be performed or observed and the Tenant has on receipt of notification of such breach failed to take adequate steps to remedy same within a period of 21 days from date of notification; or

(c)	if the Tenant or the Guarantor (either or both being a body corporate) has a winding-up petition presented against it or passes a winding-up resolution (other than in connection with a members voluntary winding up for the purposes of an amalgamation or reconstruction which has the prior written approval of the Landlord) or resolves to present its own winding-up petition or is wound up (whether in Ireland or elsewhere) a receiver or liquidator (provisional or otherwise) is appointed in respect of the Demised Premises or any part of it or of the Tenant or the Guarantor or if the Tenant or the Guarantor has a petition for the appointment of an examiner presented against it (or the Tenant or the Guarantor present the petition for the appointment of an examiner) or if either the Tenant or the Guarantor enters into a scheme of arrangement or composition with or for the benefit of creditors generally or suffers any distress, execution, sequestration, attachment or similar process to be levied on the Demised Premises; or

(d)	if the Tenant or the Guarantor (either or both being an individual, or if more than one individual, then any one of them) commits an act of bankruptcy or has a bankruptcy summons or a bankruptcy petition presented against him or is adjudged bankrupt (whether in Ireland or elsewhere) or suffers any distress, execution, sequestration, attachment or similar process to be levied on the Demised Premises or enters into a scheme of arrangement or composition with or for the benefit of his creditors or shall have a receiving order made against him or makes an application to any court for an order under Section 87 of the Bankruptcy Act, 1988; or

(e)	if the Tenant otherwise ceases to exist;

THEN and in any such case the Landlord may at any time thereafter re-enter the Demised Premises or any part of it in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord against the Tenant in respect of any antecedent breach of any of the covenants or conditions contained in this Lease.

For the purposes of this provision, the Tenant acknowledges that the Landlord may take such reasonable steps as may be necessary to effect such re-entry so as to minimise such losses as may be incurred by the Landlord.

6.2	Suspension of Rent

(a)	If during the Term any part of the Demised Premises or the Building shall be destroyed or damaged by any of the Insured Risks so as to render the Demised Premises unfit for use and occupation and the Landlord’s insurances shall not have been vitiated or payment of the policy monies refused in whole or in part as a result of some act or default of the Tenant or the sub-tenants, servants, agents, licensees or invitees of the Tenant or any person under its or their control, then the rent and Service Charge or a fair proportion of the rent and the Service Charge according to the nature and extent of the damage sustained shall be suspended until the Demised Premises or the part of it destroyed or damaged shall be again rendered fit for use and occupation or until the expiration of three (3) years (or such longer period as the Landlord may have insured against and notified the Tenant in writing of) whichever is the shorter PROVIDED ALWAYS that in the event that the Demised Premises is destroyed or rendered unfit for occupation or inaccessible by any of the Insured Risks and the Landlord has failed to reinstate and/or make accessible within 24 calendar months from the date of damage the Tenant shall be entitled to terminate this Lease upon serving three weeks’ notice in writing on the Landlord such termination to be without prejudice to any right or remedy of either party in respect of any antecedent breach by the other party of any of their respective covenants herein contained.

(b)	Any dispute regarding the suspension of the rent shall in default of agreement be referred to a single arbitrator to be appointed upon the application of either party to the Chairman or acting Chairman for the time being of the Society of Chartered Surveyors in the Republic of Ireland in accordance with the provisions of the Arbitration Act 2010.

6.3	Waiver of 1860 Act Surrender

Save as specifically provided in Clause 6.2 hereof, in case the Demised Premises or any part of it is destroyed or become ruinous and uninhabitable or incapable of beneficial occupation or enjoyment the Tenant hereby absolutely waives and abandons its rights (if any) to surrender this Lease under the provisions of Section 40 of the 1860 Act or otherwise.

6.4	No Implied Easements

(a)	Nothing herein contained shall impliedly confer upon or grant to the Tenant any easement, right or privilege other than those expressly granted by this Lease.

(b)	The Tenant shall not by virtue of this demise be deemed to have acquired nor shall the Tenant during the Term acquire by prescription or any other means in the Demised Premises any right of air or light or any right of way or other easement from or over or affecting any, land or hereditaments belonging to the Landlord and not included in this demise.

6.5	Release of Landlord

If the person comprising the Landlord from time to time disposes by way of conveyance, transfer, assignment or lease of its interest in the reversion expectant on the determination of the Term, the person so disposing shall be released from its obligations under this Lease on notice of such disposal being given to the Tenant.

6.6	No Warranty as to User

Nothing contained in this Lease (or in any consent granted by the Landlord under this Lease) shall imply or warrant that the Demised Premises or any part of it may be used under the Planning Acts and the Public Health Acts for the purpose herein authorised or any purpose subsequently authorised and the Tenant hereby acknowledges and admits that the Landlord has not given or made at any time any representation or warranty that any such use is or will be or will remain a permitted use under the Planning Acts.

6.7	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease.

6.8	Covenants Relating to the Building and the Adjoining Property

(a)	Nothing contained in or implied by this Lease shall give to the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant, agreement or condition entered into by any tenant of the Landlord in respect of the Building or the Adjoining Property.

(b)	Any dispute arising between the Tenant and other tenants or occupiers of such of the Building or Adjoining Property as may be owned by the Landlord relating to any easement, quasi-easement, right, privilege or Conduit in connection with the Demised Premises, the Building or the Adjoining Property or as to party or other walls shall be fairly and reasonably determined by the Landlord.

6.9	Effect of Waiver

Each of the Tenant’s covenants shall remain in full force both at law and in equity notwithstanding that the Landlord shall have waived or released temporarily any such covenant whether through the demand for and the acceptance of the rent reserved under this Lease by the Landlord or its agents or otherwise, or waived or released temporarily or permanently, revocably or irrevocably a similar covenant or similar covenants affecting other property belonging to the Landlord.

6.10	Notices

(a)	Any demand or notice required to be made given to or served on the Tenant or the Guarantor under this Lease shall be duly and validly made given or served if addressed to the Tenant or the Guarantor respectively (and, if there shall in either case be more than one of them, then to any one of them) and delivered personally or sent by pre-paid registered or recorded delivery post addressed:

(i)	in the case of a company to its registered office, or

(ii)	in the case of a company or individual to its last known address; or

(iii)	to the Demised Premises;

and unless it is returned through the post office undelivered a notice sent by pre-paid registered or recorded delivery post is to be treated as served on the second working day (being a day other than a Saturday or Sunday or public holiday in Ireland on which clearing banks are generally open for business in Ireland) after posting whenever and whether or not it is received.

(b)	Any notice required to be given to or served on the Landlord shall be duly and validly given or served if sent by pre-paid registered or recorded delivery post addressed to the Landlord at its registered office.

6.11	No Liability

The Landlord shall not be responsible to the Tenant, or the sub-tenants, servants, agents, licensees or invitees of the Tenant or any person under its or their control for any injury, death, damage, destruction or financial or consequential loss whether to persons or property due to the state and condition of the Building or the Demised Premises or any part of them or due to any act or default of any agent, servant, workman or other person authorised by the Landlord to enter on the Building or the Demised Premises save to the extent to which the same may be insured against by the Landlord pursuant to the terms of this Lease or where such injury, death, damage, destruction or loss is directly attributable to an act, default or omission of the Landlord.

6.12	Applicable Law

(a)	This Lease shall in all respect be governed by and interpreted in accordance with the Laws of Ireland.

(b)	Both the Tenant and the Guarantor hereby submit to the exclusive jurisdiction of the courts of Ireland to settle any disputes which may arise out of or in connection with this Lease and that accordingly any suit, action or proceedings (together in this clause 6.12 referred to as “proceedings”) arising out of or in connection with this Lease may be brought in such courts.

(c)	Nothing contained in this clause 6.12 shall limit the right of the Landlord to take proceedings against the Tenant and/or the Guarantor in any other court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

6.13	Superior Lease

(a)	The Tenant covenants to observe, perform and comply with all covenants, conditions and stipulations contained in the Superior Lease on the part of the Landlord to be thereby performed and observed (save for the obligation to pay rent and other payments) as if the same had been set out in full in this Lease.

(b)	The Landlord covenants with the Tenant to comply with and perform the tenant’s covenants set out in the Superior Lease, save where responsibility for same has been passed to the Tenant under this Lease.

(c)	The Landlord further covenants to use all reasonable endeavours to procure the performance by the Superior Landlord of all covenants on its behalf set out in the Superior Lease.

7.	STATUTORY CERTIFICATES

It is hereby certified that:

7.1	for the purposes of Section 29 of the Companies Act, 1990 that the Landlord and the Tenant are not bodies corporate connected with one another in a manner which would require this transaction to be ratified by resolution of either;

7.2	Section 29 (Conveyance on Sale combined with Building Agreement for dwellinghouse/apartment) of the Stamp Duties Consolidation Act 1999 does not apply to this instrument; and

7.3	the consideration (other than rent) for the sale/lease is wholly attributable to property which is not residential property and that the transaction effected by this instrument does not form part of a larger transaction or of a series of transactions in respect of which the amount or value, or the aggregate value, of the consideration (other than rent) which is attributable to property which is not residential property exceeds €10,000.00.

IN WITNESS whereof the parties have executed this Lease in the manner following and on the day and year first herein WRITTEN.

Schedule 1

The Demised Premises

ALL THAT AND THOSE the internal, non-structural parts of that part of the second floor of the Building comprising a Net Internal Area of 642 square metres (6,910.4302 square feet) which is shown for identification purposes only outlined in red on Plan Number 2 annexed hereto TOGETHER WITH the furniture, fixtures and fittings set out in the Inventory.

Plan No. 1

AIG Site Compound
(Proposed)
GUILD St
Plan No. 1
Spencer Dock
NORTH WALL QUAY
AIG Site
PROPOSED
MACKEN St.
BRIDGE

2nd floor: Alico _ REV M

DRAWINGS ARE SUBJECT TO CHANGE DEPENDANT ON CLIENT REVISIONS

AIG FIRST FLOOR
VOID

Plan No. 2

A. I. G. @ i.f.s.c. second floor

LEASE PLAN

WORKPLACE

Plan no.3

CONSTRUCTION
Murray Ó Laoire
NO ENTRY
VF - VACANT FLOOR
AMG - AIG
CH - CHARTIS

Schedule 2

Easement rights and privileges granted

The following rights and privileges (to the extent only that the Landlord is entitled to make such a grant) are to be enjoyed by the Tenant in conjunction with the Landlord and the tenants and occupiers of the Building and the Adjoining Property and all other parties or persons nominated or authorised by the Landlord or having like rights and easements:

1.	Subject to temporary interruption for repair, alteration or replacement or interruptions outside the control of the Landlord, the free and uninterrupted passage and running of the Utilities to and from the Demised Premises through the Conduits which are now, or may at any time during the Term be, in, under or passing through or over the Demised Premises;

2.	The right to pass and repass on foot over the Common Areas for all purposes in connection with the use and enjoyment of the Demised Premises;

3.	The right to erect its corporate signage (the form of which shall be subject to the prior written approval of the Landlord) in the locations provided for tenant signage in the reception area on the ground floor of the Building;

4.	The exclusive right to use the Car Spaces in the car parking areas shown on Plan Number 3 or such other Car Spaces as the Landlord may designate from time to time during the Term.

Schedule 3

Exceptions and Reservations

The following rights and easements are excepted and reserved out of the Demised Premises to the Landlord, the tenants and occupiers of the Adjoining Property and all other persons having the like rights and easements:

1.	The free and uninterrupted passage and running of the Utilities to and from the Demised Premises through the Conduits which are now, or may at any time during the Term be, in, under or passing through or over the Demised Premises;

2.	The right, at all reasonable times upon reasonable prior written notice except in cases of emergency to enter the Demised Premises in order to:

(a)	view and examine the state and condition of the Demised Premises and to take schedules or inventories of the Landlord’s fixtures and fittings;

(b)	inspect, cleanse, maintain, repair, connect, remove, lay, renew, relay, reroute, replace, alter or execute any works whatever to or in connection with the Conduits and any other services;

(c)	execute repairs, decorations, alterations and any other works and to make installations to the Demised Premises, the Building or the Adjoining Property or to do anything whatsoever which the Landlord may or must do under this Lease;

(d)	see that no unauthorised erections, additions or alterations have been made and that authorised erections, additions and alterations are being carried out in accordance with any consent given herein and any permission or approval granted by the relevant local authority;

(e)	build on or into any dividing boundary or party walls or fences on the Demised Premises and for such purpose to excavate (if deemed necessary by the Landlord) the Demised Premises along the line of the junction between the Demised Premises and the Building or the Adjoining Property;

(f)	for any other purpose connected with the interest of the Landlord in the Demised Premises, including but not limited to, valuing or disposing of any interest of the Landlord;

and the person exercising the foregoing rights shall cause as little inconvenience as reasonably practicable to the Demised Premises and shall make good as soon as reasonably practicable any damage thereby caused to the Demised Premises;

3.	The right to erect scaffolding for the purpose of repairing or cleaning the Building or any building now or hereafter erected on the Adjoining Property or in connection with the exercise of any of the rights mentioned in this Schedule notwithstanding that such scaffolding may temporarily interfere with that proper access to or the enjoyment and use of the Demised Premises;

4.	The rights of light, air, support, protection and shelter and all other easements, quasi-easements, rights and privileges now or hereafter belonging to or enjoyed or required by the Building or the Adjoining Property together with the benefit of such rights for any works carried out by the Landlord pursuant to the exceptions and reservations herein contained;

5.	The airspace above and the ground below the Building and the Demised Premises;

6.	Full right and liberty at any time hereafter to raise the height of, or make any alterations or additions or execute any other works to the Building or any buildings on the Adjoining Property, or to erect any new buildings of any height on the Adjoining Property in such a manner as the Landlord or the person exercising the right shall think fit notwithstanding the fact that the same may obstruct, affect or interfere with the amenity of, or access to, the Demised Premises or the passage of light and air to the Demised Premises but not so that the Tenant’s use and occupation of the Demised Premises is materially affected;

7.	The right from time to time for the Landlord or its agents to make reasonable rules and regulations and to make additional amendments or revisions of them for the orderly, convenient and proper operation, management and maintenance of the Building as a whole or any part of it and in particular the Common Areas.

Schedule 4

Rent reviews

1.	Definitions

In this Schedule, the following expressions shall have the following meanings:

(a)	“Open Market Rent” means the yearly open market rent without any deductions whatsoever at which the Demised Premises might reasonably be expected to be let as a whole on the open market with vacant possession at the Review Date by a willing landlord to a willing tenant (the expression “willing tenant” shall for the avoidance of doubt include the Tenant) and without any premium or any other consideration for the grant of it for a term of ten years from the Review Date and otherwise on the same terms and conditions and subject to the same covenants and provisions contained in this Lease (other than the amount of the rent payable hereunder but including provisions for the review of rent in the same form as this Lease at similar intervals):

(i)	assuming:

(A)	that the Demised Premises is at the Review Date fit, ready and available for immediate occupation by the willing tenant so that they are immediately capable of being used by the willing tenant for all purposes required by the willing tenant that would be permitted under this Lease, and in calculating the Open Market Rent it shall be assumed that the willing tenant has enjoyed whatever rent concessions are being offered in the open market for fitting-out purposes and that all Utilities and other facilities necessary for such occupation are connected to and immediately available for use at the Demised Premises;

(B)	that no work has been carried out to the Demised Premises by the Tenant, any sub-tenant or their respective predecessors in title during the Term, which has diminished the rental value of the Demised Premises;

(C)	that if the Demised Premises or any part of it has been destroyed or damaged it has been fully rebuilt and reinstated;

(D)	that the Demised Premises is in a good state of repair and decorative condition;

(E)	that all the covenants on the part of the Tenant contained in this Lease have been fully performed and observed;

(F)	that the Demised Premises may be used for any of the purposes permitted by this Lease or any licence granted pursuant to it;

(ii)	but disregarding:

(A)	any effect on rent of the fact that the Tenant, any permitted sub-tenant or their respective predecessors in title have been in occupation of the Demised Premises or any part of it;

(B)	any goodwill attaching to the Demised Premises by reason of the business then carried on at the Demised Premises by the Tenant, any permitted sub-tenant or their respective predecessors in title;

(C)	any effect on the rental value of the Demised Premises attributable to the existence at the Review Date of any works executed by and at the expense of the Tenant (or any party lawfully occupying the Demised Premises under the Tenant) with the consent of all relevant persons where required in on or to the Demised Premises other than in pursuance of an obligation under this Lease or any agreement therefor;

(b)	“President” means the President for the time being of the Society of Chartered Surveyors and includes any duly appointed deputy of the President or any person authorised by the President to make appointments on his behalf;

(c)	“Rent Restrictions” means restrictions imposed by any statute in force on a Review Date or on the date on which any increased rent is ascertained in accordance with this Schedule which operate to impose any limitation, whether in time or amount, on the collection, review or increase in the rent reserved by clause 3.1 of this Lease; and

(d)	“Surveyor” means an independent chartered surveyor who is experienced in the valuation or leasing of property similar to the Demised Premises and is acquainted with the market in the area in which the Demised Premises are located, appointed from time to time to determine the Open Market Rent pursuant to the provisions of this Schedule.

2.	Open market rent review

The rent reserved at clause 3.1 of this Lease shall be reviewed at the Review Date in accordance with the provisions of this Schedule and shall equate to the Open Market Rent on the Review Date.

3.	Agreement or determination of the reviewed rent

The Open Market Rent at the Review Date may be agreed in writing at any time between the Landlord and the Tenant but if, for any reason, they have not so agreed by the Review Date then the Landlord may by notice in writing to the Tenant require the Open Market Rent to be determined by the Surveyor. The Surveyor shall, at the option of the Landlord, act either as an arbitrator in accordance with the Arbitration Act 2010 or as an expert, such option to be exercised by the Landlord by giving written notice to the President at the time of the Landlord’s written application to the President but if no written notice is given by the Landlord as aforesaid, then the Surveyor shall act as an arbitrator;

4.	Appointment of Surveyor

If the Landlord has required the Open Market Rent to be determined by the Surveyor, then in default of agreement between the Landlord and the Tenant on the appointment of the Surveyor, the Surveyor shall be appointed by the President on the written application of the Landlord to the President.

5.	Functions of the Surveyor

The Surveyor shall:

(a)	determine the Open Market Rent in accordance with the terms of this Schedule;

(b)	if acting as an expert invite the Landlord and the Tenant to submit to him, within such time limits (not being less than 15 working days) as he shall consider appropriate, a valuation accompanied if desired, by a statement of reasons and such representations as to the amount of the Open Market Rent with such supporting evidence as they may respectively wish;

(c)	be entitled to have access to the Demised Premises for the purposes of inspecting and examining it as often as he may require; and

(d)	within sixty (60) days of his appointment, or within such extended period as the Landlord and the Tenant shall jointly agree in writing, give to each of them written notice of the amount of the Open Market Rent as determined by him.

6.	Fees of Surveyor

The fees and expenses of the Surveyor (if acting as an expert) and the party responsible for paying him shall be determined by the Surveyor (but this shall not preclude the Surveyor from notifying both parties of his total fees and expenses notwithstanding the non-publication at that time of his decision) and, failing such determination of the party responsible for paying him, such fees and expenses of the Surveyor together with the costs of his nomination shall be payable by the Landlord and the Tenant in equal shares who shall each bear their own costs, fees and expenses. Without prejudice to the foregoing, both the Landlord and the Tenant shall each be entitled to pay the entire fees and expenses due to the Surveyor and thereafter recover as a simple contract debt the amount (if any) due from the party who failed or refused to pay same.

7.	Appointment of new Surveyor

If the Surveyor fails to give notice of his determination within the time aforesaid, or if he relinquishes his appointment, dies, is unwilling to act, or becomes incapable of acting, or if he is removed from office by court order, or if for any other reason he is unable or unsuited (whether because of bias or otherwise) to act, then either party may request the President to discharge the Surveyor (if necessary) and appoint another surveyor as substitute to act in the same capacity. The procedures set out in this Schedule shall apply as though the substitution were an appointment de novo, and such procedures may be repeated as many times as necessary.

8.	Interim payments pending determination

If by the Review Date the amount of the reviewed rent has not been agreed or determined as aforesaid (the date of agreement or determination being the “Determination Date”), then:

(a)	in respect of the period (the “Interim Period”) beginning with the Review Date and ending on the day before the Quarterly Gale Day following the Determination Date, the Tenant shall pay to the Landlord rent at the yearly rate payable immediately before the Review Date, and

(b)	within fourteen days of the Determination Date the Tenant shall pay to the Landlord on demand as arrears of rent the amount (if any) by which the rent reviewed in accordance with this Schedule exceeds the rent actually paid during the Interim Period (apportioned on a daily basis) together with:

(i)	interest on that amount at the Base Rate from the Review Date to the due date for payment of that amount; and thereafter

(ii)	interest on that amount at the Prescribed Rate until the date of actual payment.

(c)	the Landlord shall refund to the Tenant the amount (if any) by which the rent reserved in accordance with the Schedule is less than the rent actually paid during the Interim Period (apportioned on a daily basis) together with interest on that amount at the Base Rate from the Review Date to the date of payment of that amount.

9.	Rent Restrictions

On each and every occasion during the Term that Rent Restrictions shall be in force, then and in each and every case:

(a)	the operation of the provisions herein for review of the rent shall be postponed to take effect on the first date or dates thereafter upon which such operation may occur; and

(b)	the collection of any increase or increases in the rent shall be postponed to take effect on the first date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase;

AND until the Rent Restrictions shall be relaxed either partially or wholly the rent reserved by this Lease (which if previously reviewed shall be the rent payable under this Lease immediately prior to the imposition of the Rent Restrictions) shall (subject always to any provision to the contrary appearing in the Rent Restrictions) be the maximum rent from time to time payable hereunder.

10.	Memoranda of reviewed rent

(a)	As soon as the amount of any reviewed rent has been agreed or determined a memorandum of such reviewed rent shall be prepared by the Landlord or its solicitors and shall be signed by or on behalf of the Landlord and the Tenant.

(b)	The Tenant shall be responsible for and shall pay to the Landlord the stamp duty (if any) payable on such memoranda and any counterparts, but the parties shall each bear their own costs in respect of the preparation and execution of such memoranda and any counterparts.

11.	Time not of the essence

For the purpose of this Schedule, time shall not be of the essence.

SCHEDULE 5

Part I

Services

Subject to the provisions of Part II of this Schedule 5, the services to be provided by the Landlord:

1.	Maintaining, repairing, rebuilding, replacing, renewing, renovating, refurbishing decorating, cleaning and keeping in good and substantial repair and condition (including, as necessary, the periodic inspecting, examining, burning off, preparing, painting, washing down, decorating, burnishing, unblocking or other treating) the Building and the Retained Areas.

2.	Maintaining, repairing, rebuilding, replacing, renewing, renovation, refurbishing, cleansing, inspecting, testing and keeping in good and substantial repair and condition the Conduits in the Building (save for those which are the direct responsibility of the tenants or licensees of the Landlord under the terms of their lease or licence agreements).

3.	Cleaning and lighting the Retained Areas.

4.	Cleaning of all windows in the Building (including the outside of the windows of the Demised Premises) save for those which are the direct responsibility of the tenants or licensees of the Landlord under the terms of their respective lease or licence agreements.

5.	Providing heating, cooling and/or mechanical ventilation within the Building or any part(s) thereof.

6.	Provision of and the cleaning, lighting, repairing, maintaining and replacing and renewing of the public lavatories (if any) in the Common Areas and providing soap towels (or other means of drying) and other toilet requisites for such public lavatories.

7.	Collecting, storing and disposing of refuse including providing, maintaining, repairing and replacing refuse compactors, waste processors or similar machinery, equipment or containers for the collection, storage and disposal of refuse in the Building.

8.	Operating, maintaining, repairing and replacing any signs, loudspeakers, public address or music broadcast systems or closed circuit television or the like in the Retained Areas.

9.	Operating, maintaining, testing, repairing, renewing and replacing the boilers, plant, machinery, generators and other equipment that are part of the common system or apparatus of the Building together with all the cabling, pipe work, duct work and other installations appertaining thereto.

10.	Operating, maintaining, repairing and replacing all lifts, escalators and shutter doors (if any) in the Retained Areas.

11.	Operating, maintaining, repairing and replacing sprinklers, fire alarms, dry rises and other fire fighting equipment serving the Building.

12.	Operating, maintaining, repairing and replacing all decorative and floor lighting and emergency lighting in the Retained Areas.

13.

Operating, maintaining, repairing and replacing such security and emergency systems and employing such security or policing personnel as the Landlord may reasonably consider necessary in respect of the Building including, but not limited to, alarm systems and television systems, generators, emergency lighting, fire detection and prevention systems, any and machinery and equipment for the servicing, cleaning, maintenance or otherwise of the Retained Areas.

22.	Resurfacing, maintaining, marking out, providing barriers, bins, landscaping and other amenities and control systems management and equipment in any part of the Retained Areas.

23.	The provision and payment of such staff as the Landlord shall deem desirable or necessary (including such direct or indirect labour as the Landlord deems appropriate) for the day-to-day running of any installations, plant and machinery in the Building and the provision of the other Services to the Building and for the general management, operation and security of the Building and all other incidental expenditure, including, but not limited to:

(a)	insurance, health, pension, welfare, severance and other payments, contributions and premiums;

(b)	the provision of uniforms, working clothes, tools, appliances, materials and equipment (including telephones) for the proper performance of the duties of any such staff;

(c)	providing, maintaining, repairing, decorating and lighting any accommodation and facilities in the Building for staff employed in the Building and all rates, gas and electricity charges in respect thereof.

24.	The payment of all reasonable and proper professional fees for the performance of the Services, the management and performance of any other duties in and about the Building or any part of it by whomsoever carried out.

25.	The making good of all damage caused to the Lettable Areas in the case of entry to them by the Landlord for the purpose of providing the Services (other than the cost of making good any damage which is properly recoverable from any third party).

26.	The making and publishing of any rules and regulations for or in connection with the proper use of the Building and the enforcement of such rules and regulations.

27.	The payment of any VAT chargeable on any item of expenditure referred to in this Schedule 5.

28.	The payment of all bank charges, overdraft fees, interest charges on loans relating to the management of the Building and the provision of the Services.

29.	The payment of rent and all other sums payable under and the performance and observance of all terms covenants and conditions contained in any Superior Lease and the costs of enforcing the observance by any superior landlord of its covenants in any Superior Lease.

30.	Such annual provision as the Landlord may, at its absolute discretion, deem proper for the establishment of a reserve or sinking fund for the replacement or renewal of the Landlord’s plant, machinery, equipment, apparatus, fixtures and fittings and things forming part of or used in the operation and maintenance of the Building and/or the Retained Areas to be held in trust by the Landlord for the aforesaid purposes and not to be drawn upon except for those purposes and applied accordingly and the Landlord shall utilise the money outstanding in such fund in a reasonable and sensible manner in the replacement or renewal of the plant, machinery, equipment, apparatus, fixtures and fittings aforesaid.

31.	The payment of any proper costs and expenses (not referred to above) which the Landlord may incur in discharging its obligations in this Schedule 5.

32.	The cost of the provision of such other services and amenities as the Landlord reasonably considers necessary or desirable for the benefit or comfort and convenience of the Building or any part or parts thereof or its users in the interest of good estate management including the enforcement of rights against third parties.

Part II

Provisos in respect of the Services

PROVIDED ALWAYS that the provision of the Services by the Landlord shall be subject to the following stipulations and conditions:

1.	In performing its obligations hereunder the Landlord shall be entitled in its absolute discretion to employ agents, professionals managers and contractors (including independent contractors) or such other persons as the Landlord may from time to time think fit or to buy, hire, rent or acquire on hire purchase or by way of lease any equipment or machinery required in connection therewith.

2.	The Landlord shall not be liable for any loss or damage, inconvenience or injury to any person or property arising from any failure or delay in carrying out or providing any of the Services whether express or implied where such failure or delay would not have occurred but for the Insured Risks, the occurrence of war, civil commotion, strike, lockout, labour dispute, shortage of labour and materials, inclement weather, mechanical breakdown, failure, malfunction, repair or replacement of plant, machinery and equipment or any other cause beyond the control of the Landlord.

3.	The Landlord shall be entitled to cease to provide any of the Services if any such Services shall in the reasonable opinion of the Landlord cease to be for the benefit of the Building or become obsolete or redundant.

4.	The Landlord shall be entitled to provide any new or additional services if any such services shall in the reasonable opinion of the Landlord be for the benefit of the Building and any such additional services shall be deemed to be included in the list of the Services set out in this Schedule 5 as soon as the same are first provided.

5.	If the Advance Payments (as defined in Part III of this Schedule 5) of Service Charge prove insufficient to meet an immediate liability (and there is no reserve or sinking fund available or which may be applied to meet the liability) the Landlord shall be entitled to borrow monies for the purpose from reputable banks at commercially competitive rates of interest, and the interest payable on the borrowing shall be recoverable as an item of the Service Charge.

6.	If the Landlord shall fail to provide the Services or any of them, the Tenant’s sole remedy shall be an action to compel the Landlord to do so and the Landlord shall not be liable to the Tenant in respect of any loss, injury or damage which the Tenant shall sustain as a result of the failure of the Landlord to provide the Services or the failure of any agent of the Landlord or member of the Landlord’s staff (if any) properly to carry out his duties unless the Tenant shall notify the Landlord in writing specifying the failure of which the Tenant complains and the Landlord shall after the expiration of 21 (twenty-one) days from service of the said notice continue to neglect to provide the said Services in respect of which notice has been given by the Tenant.

7.	For the purpose of giving effect to the provisions of this Schedule 5 the Landlord shall have the right from time to time to make rules and regulations and to make additions and amendments to them or revisions of them for the orderly convenient and proper operation, management and maintenance of the Building and the Retained Areas or any part of them all of which rules and regulations shall be binding on Tenant in accordance with clause 4.25.

Part III

Calculation and payment of Service Charge

1.	The Tenant’s Proportion of the Service Charge shall be discharged by means of equal quarterly payments in advance (the “Advance Payments”) to be made on each of the Instalment Days and by such additional payments as may be required under paragraph 7 of Part III of this Schedule 5.

2.	The amount of each Advance Payment shall be one quarter of such amount as the Landlord may reasonably determine to be equal to the amount of the Tenant’s Proportion of the Service Charge for the relevant Service Charge Period and which is notified by the Landlord or its agents to the Tenant on or before each anniversary of the Term Commencement Date or as soon as may be practicable thereafter.

3.	The Service Charge is to be treated as accruing on a day-to-day basis in order to ascertain yearly rates and for the purposes of apportionment in relation to periods other than of one year.

4.	The Landlord will as soon as may be practicable after the end of each Service Charge Period submit to the Tenant a statement duly certified (if so requested) by the Landlord’s accountant or surveyor giving a proper summary of the Service Charge for the Service Charge Period just ended.

5.	If the Tenant’s Proportion of the Service Charge as certified is more or less than the total of the Advance Payments (or the grossed-up equivalent of such payments if made for any period of less than the Service Charge Period), then any sum due to or payable by the Landlord by way of adjustment in respect of the Tenant’s Proportion of the Service Charge is forthwith to be paid or allowed as the case may be. The provisions of this paragraph are to continue to apply notwithstanding the determination or earlier termination of this Lease in respect of any Service Charge Period then current.

6.	The Tenant is entitled to:

(a)	inspect the Service Charge records and vouchers of the Landlord at such location as the Landlord may reasonably appoint for the purpose during normal working hours on weekdays upon giving the Landlord at least 14 (fourteen) days prior written notice of its intention to inspect such records and vouchers; and

(b)	at the Tenant’s expense take copies of such records and vouchers.

7.	If the Landlord is required during any Service Charge Period to incur heavy or exceptional expenditure which forms part of the Service Charge, the Landlord is to be entitled to recover from the Tenant the Tenant’s Proportion of the Service Charge representing the whole of that expenditure on the Instalment Day next following.

8.	The Tenant is not entitled to object to the Service Charge (or any item comprised in it) or otherwise on any of the following grounds:

(a)	the inclusion in a subsequent Service Charge Period of any item of expenditure or liability omitted from the Service Charge for any preceding Service Charge Period;

(b)	an item of Service Charge included at a proper cost might have been provided or performed at a lower cost;

(c)	disagreement with any estimate of future expenditure for which the Landlord requires to make provision so long as the Landlord has acted reasonably and in good faith and in the absence of manifest error;

(d)	the manner in which the Landlord exercises its discretion in providing the Services so long as the Landlord acts in good faith and in accordance with the principles of good estate management;

(e)	the employment of managing agents or other persons to carry out and provide on the Landlord’s behalf any of the Landlord’s obligations under this Schedule 5;

(f)	on a permitted assignment of this Lease the Landlord:

(i)	shall not be required to make any apportionment relative to such an assignment; and

(ii)	shall be entitled to deal exclusively with the tenant in whom this Lease is for the time being vested (and, for this purpose, in disregard of a permitted assignment of this Lease which has not been delivered to the Landlord in accordance with clause 4.14(b)(ix)); and

(g)	the benefit of a service provided by the Landlord will be enjoyed substantially at a time after the expiry of this Lease if the service is provided by the Landlord in good faith and it is generally of benefit to the tenants of the Landlord in the Building as a class.

9.	The Tenant’s Proportion of the Service Charge may not be increased or altered by reason only that at any relevant time any part of the Building may be vacant or be occupied by the Landlord or that any tenant or occupier of another part of the Building may default in payment of, or be required to pay less than, its due proportion of the Service Charge attributable to that part.

10.	There is to be excluded from the items comprised in the Service Charge any liability or expense for which the Tenant or other tenants, licensees or occupiers of the Building may individually be responsible under the terms of their tenancy, licence or other arrangement by which they use or occupy the Building.

ANNEX 1

Schedule of Condition

[Attach agreed survey]

ANNEX 2

Inventory

[Attach agreed inventory of furniture, fixtures and fittings]

GIVEN under the Common Seal of AIG PROPERTY COMPANY LIMITED And DELIVERED as a DEED In the presence of:	/s/ Illegible
Director

/s/ Illegible
Director

GIVEN under the Common Seal of HUBSPOT IRELAND LIMITED And DELIVERED as a DEED In the presence of:	/s/ Illegible
Director

/s/ Illegible
Director/Secretary

AIG PROPERTY COMPANY LIMITED

Company Number 127010

30 North Wall Quay

IFSC

Dublin 1

HUBSPOT IRELAND LIMITED

C/O Brown Rudnick

Alexandra House

Ballsbridge

Dublin 4.

11th December 2012

Re:	Lease of even date between (1) AIG Property Company Limited and (2) Hubspot Ireland Limited in relation to part of the second floor, 30 North Wall Quay, Dublin 1 (the “Lease”)

Dear Sirs,

This side letter is supplemental to the Lease and defined terms herein shall have the same meaning as those in the Lease, save where otherwise specified.

In consideration of the payment by the Tenant of the sum of €10.00 (the receipt of which the Landlord hereby acknowledges) today and strictly on the basis that Hubspot Ireland Limited remains the Tenant under the Lease, the parties hereby agree that:

1.	Rent Free Period

The Initial Rent shall be abated to nil for the following periods over the course of the first three years of the Term:

1.1	first six months of year one;

1.2	first four months of year two; and

1.3	first four months of year three.

For the avoidance of doubt, the Tenant shall be obliged to pay service charge, insurance and all other outgoings payable in accordance with the Lease as and from the Term Commencement Date.

2.	Break Option

2.1	The Tenant may terminate the Lease on either the last day of the third year of the Term or the last day of the fifth year of the Term (either a “Break Date”) subject to serving a notice in writing on the Landlord exercising the right to terminate the Lease (the “Break Notice”) not less than six (6) months prior to the Break Date and in this regard time shall be of the essence.

2.2	The Tenant shall continue to be responsible for the Initial Rent and all other payments which fall due for payment under the Lease up to and including the relevant Break Date.

2.3	The Tenant shall on or prior to the Break Date deliver vacant possession of the Demised Premises to the Landlord together with the original of the Lease and all related title documentation (including a release or discharge of all mortgages, charges and other encumbrances affecting the Demised Premises, whether registered or not), and shall (if requested by the Landlord) as beneficial owner deliver duly executed and stamped a transfer or surrender of the Lease.

2.4	The Tenant shall take all steps as may be necessary to terminate, on or before the Break Date, all sub-leases (if any) that may have been permitted pursuant to the Lease and shall deliver to the Landlord on the Break Date vacant possession of the Demised Premises.

2.5	In the event that the Tenant exercises its option to terminate the Lease on the expiration of the third year of the Term, it shall pay to the Landlord an amount equivalent to six months’ rent, service charge, insurances, rates and other outgoings payable under the Lease and shall deliver a bank draft in this amount to the Landlord on the Break Date.

2.6	Any termination pursuant to this paragraph 2 shall be without prejudice to any right or remedy of either party in respect of any antecedent breach by the other party of any of their respective covenants contained in the Lease.

3.	Sub-leases at less than the Initial Rent

Notwithstanding clause 4.14(b)(v) of the Lease, the Tenant shall be permitted to grant a sub-lease of the entire of the Demised Premises at an open market rent notwithstanding that this may be less than the passing rent under the Lease PROVIDED STRICTLY THAT the Tenant and any sub-tenant shall not use any such sub-lease, the rent payable thereunder or any of the terms of the sub-lease as evidence on any future rent review under the Lease and shall keep the terms of the sub-lease strictly private and confidential as between the Landlord, the Tenant and the sub-tenant, particularly so that it may not be used as evidence in any rent review of any premises within or adjoining the Building.

4.	Service Charge Cap

The Tenant’s Proportion of the Service Charge shall not exceed the sum of €65,649.01 (being €9.50 per square foot of the floor area of the Demised Premises) for each of the first three years of the Term only. For the avoidance of doubt, the Tenant’s obligation to discharge the Service Charge shall be in accordance with the Lease as and from the first day of the fourth year of the Term.

The terms of this side letter are personal to Hubspot Ireland Limited and may not be assigned, transferred or otherwise disposed of.

This side letter is submitted in duplicate. Please countersign the duplicate to signify agreement with its terms.

Yours faithfully,

/s/ Illegible
for and on behalf of AIG PROPERTY COMPANY LIMITED

We hereby accept the terms of the foregoing side letter.

/s/ Illegible
for and on behalf of HUBSPOT IRELAND LIMITED

Dated 11th December 2012

(1)	AIG PROPERTY COMPANY LIMITED

(2)	HUBSPOT IRELAND LIMITED

OPTION AGREEMENT

First Floor

30 North Wall Quay

IFSC

Dublin 1

ARTHUR COX

DUBLIN

THIS AGREEMENT dated 11th December 2012

BETWEEN:

(1)	AIG PROPERTY COMPANY LIMITED a company incorporated under the laws of Ireland (registration number 127010) having its registered office at 30 North Wall Quay, IFSC, Dublin 1 (the “Landlord”); and

(2)	HUBSPOT IRELAND LIMITED a company incorporated under the laws of Ireland (registration number 515723) having its registered office at C/O Brown Rudnick, Alexandra House, Ballsbridge, Dublin 4 (the “Tenant”).

THIS AGREEMENT PROVIDES as follows:

1.	Definitions:

1.1	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

“First Floor Premises” means the Ground Floor of 30 North Wall Quay, IFSC, Dublin 1 as more particularly outlined in green for identification purposes only on the Plan.

“Group Company” means the Landlord or any of its holding or subsidiary companies at the relevant time or any subsidiary of a holding company of the Tenant and the words “subsidiary” and “holding company” shall have the meaning ascribed to them in section 155 of the Companies Act, 1963, or, with the Landlord’s consent (not to be unreasonably withheld), a legal entity from time to time (1) in which the Tenant (or one of its holding or subsidiary companies, or a subsequent holding or subsidiary company of such entity) owns at least 50% or more of the shares or (2) over which the Tenant (or one of its holding or subsidiary companies, or a subsequent holding or subsidiary company of such entity) exercises management control, regardless of its shareholding in such entity;

“Lease” means the lease of even date between the Landlord of the one part and the Tenant of the other part.

“Option” means the Tenant’s option to take a lease of the First Floor Premises.

“Plan” means the map or plan annexed hereto delineating the First Floor Premises.

1.2	Save for the above and as may be otherwise defined in this Agreement, words and expressions in this Agreement shall have the meanings assigned to them in the Lease.

2.	Background:

2.1	By virtue of the Lease, the premises briefly described as part of the second floor of 30 North Wall Quay, IFSC, Dublin 1 were demised to the Tenant for a term of 10 years as and from on or about the date hereof.

2.2	In consideration of the Tenant entering into the Lease with the Landlord, the parties have agreed to execute this Agreement for the benefit of the Tenant in the manner hereinafter set out.

3.	NOW IT IS HEREBY AGREED that in pursuance of the said Agreement and in consideration of the payment of €10.00 by the Tenant to the Landlord (the receipt of which is hereby acknowledged by the Landlord), the Landlord hereby agrees with the Tenant that subject to the Tenant complying with all covenants and conditions on its part contained in the Lease, the following shall apply:-

3.1	Option

At any time for a period of 12 months from the date hereof, the Tenant may exercise the Option in accordance with the following terms and conditions:

(a)	Upon receipt by the Landlord of a bona fide and valid expression of interest from a third party that is not a Group Company in relation to a letting of the First Floor Premises (which the Landlord in its absolute discretion has deemed acceptable), the Landlord shall notify the Tenant in writing of the expression of interest including details of the commercial terms proposed (the “Landlord’s Expression of Interest Notice”).

(b)	The Tenant shall then respond to the Landlord in writing within ten (10) working days of the date of the Landlord’s Expression of Interest Notice indicating if it intends to exercise the Option and take a demise of the First Floor Premises (the “Tenant’s Option Notice”).

(c)	In the event that the Tenant decides not to issue the Tenant’s Option Notice, the Tenant shall acknowledge this fact in writing to the Landlord within ten (10) working days of the date of the Landlord’s Expression of Interest Notice.

(d)	In the event that the Tenant serves the Tenant’s Option Notice on the Landlord in accordance with the provisions of this clause 3.1, the following provisions shall apply:-

(i)	Both the Landlord and the Tenant shall execute a supplemental lease in a form to be agreed between the parties reflecting the demise of the First Floor Premises (“Supplemental Lease”) within twenty one (21) days (or such longer period as may be agreed between the parties) after the service of the Tenant’s Option Notice.

(ii)	The Supplemental Lease shall be identical in form (in so far as is reasonably practicable) to the Lease, shall be for a term of years commencing on the date of the execution of the Supplemental Lease and expiring on the last day of the Term of the Lease and the rent payable per square metre thereunder shall be agreed between the parties (both acting reasonably) as that reflecting the open market rent (as that phrase is commonly understood to mean) prevailing at that time.

If there is any dispute in relation to the determination of open market rent for the purpose of this clause, an independent third party surveyor shall be appointed (on the agreement of both parties) to determine same acting as an expert and not as an arbitrator.

(e)	In the event that the Tenant does not issue the Tenant’s Option Notice and the expression of interest from the relevant third party does not result in the execution of a lease in favour of such third party, and further in the event that the Landlord subsequently receives a further valid and bona fide expression of interest from a further third party, the provisions of sub-clauses (a), (b) and (c) of this clause 3.1 shall also apply in relation to such further expression of interest PROVIDED THAT such further expression of interest is also received within 12 months from the date hereof.

3.2	Lapse of Option

In the event that:

(a)	the Landlord receives a bona fide and valid expression of interest from a Group Company and subsequently grants a lease of the First Floor Premises to that AIG Group Company; or

(b)	the Tenant does not serve the Tenant’s Option Notice within the timelines prescribed at clauses 3.1(a) or (e) above; or

(c)	the Tenant has acknowledged to the Landlord in accordance with clause 3.2(c) above that it will not be issuing the Tenant’s Option Notice;

the Option shall then lapse immediately and be of no further force and effect.

4.	The Tenant agrees not to disclose the terms of this Agreement to any third party.

IN WITNESS whereof the parties have executed this Lease in the manner following and on the day and year first herein WRITTEN.

Plan

[Map or Plan showing the outline of the First Floor Premises to be attached here]

First floor

VOID

A . I . G . @ i.f.s.c. - first floor

WORKPLACE

GIVEN under the Common Seal of AIG PROPERTY COMPANY LIMITED And DELIVERED as a DEED In the presence of:	/s/ Illegible
Director

/s/ Illegible
Director

GIVEN under the Common Seal of HUBSPOT IRELAND LIMITED And DELIVERED as a DEED In the presence of:	/s/ Illegible
Director

/s/ Illegible
Director/Secretary